Exhibit 4.16
SALE OF ASSETS AGREEMENT (WASTE ROCK DUMP)
between
PAMODZI GOLD FREE STATE (PROPRIETARY) LIMITED
(IN PROVISIONAL LIQUIDATION)
and
AVGOLD LIMITED

TABLE OF CONTENTS

1	PARTIES	1
2	INTERPRETATION	1
3	INTRODUCTION	7
4	CONDITIONS PRECEDENT	7
5	TRIGGER EVENT	8
6	SALE	9
7	PURCHASE CONSIDERATION	9
8	PAYMENT OF THE PURCHASE CONSIDERATION	9
9	USE OF THE PURCHASE CONSIDERATION	9
10	CLOSING	10
11	BUSINESS LIABILITIES	11
12	REHABILITATION LIABILITIES	11
13	PROCESSING OF THE WASTE ROCK DUMP	11
14	WARRANTIES BY THE SELLER	12
15	GENERAL WARRANTIES	13
16	EMBARGO	14
17	CONFIDENTIALITY	14
18	PUBLICITY	16
19	SUPPORT	17
20	BREACH	17
21	DISPUTE RESOLUTION	18
22	NOTICES AND DOMICILIA	19
23	BENEFIT OF THE AGREEMENT	20
24	APPLICABLE LAW AND JURISDICTION	20
25	GENERAL	20
26	COSTS	21
27	SIGNATURE	22
ANNEXURES
ANNEXURE “1” : WASTE ROCK DUMP AREA
ANNEXURE “2” : SURFACE RIGHT PERMITS

WHEREBY THE PARTIES AGREE AS FOLLOWS —

1	PARTIES
1.1	Pamodzi Gold Free State (Proprietary) Limited (in provisional liquidation); and

1.2	Avgold Limited

2	INTERPRETATION
2.1	In this Agreement —

2.1.1	clause headings are for convenience only and are not to be used in its interpretation;

2.1.2	an expression which denotes —

2.1.2.1	any gender includes the other genders;

2.1.2.2	a natural person includes a juristic person and vice versa; and

2.1.2.3	the singular includes the plural and vice versa.

2.2	In this Agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings —

2.2.1	“Administration Expenses Agreement” means the written agreement entered into between Harmony and the Seller in terms of which Harmony agreed to pay the Seller an amount of R5,000,000 (five million rand) in respect of certain expenses to be incurred by the Seller;

2.2.2	“AFSA” means the Arbitration Foundation of Southern Africa;

2.2.3	“Agreement” means this sale of assets agreement;

2.2.4	“Applicable Date” means 7 August 2009;

2.2.5	“Budget” shall bear the meaning ascribed to it in the Administration Expenses Agreement and shall include any other budget agreed to in writing between the Parties from time to time;

2.2.6	“Business” means the gold mining, processing and related business carried on by the Seller under the name and style of “President Steyn Gold Mines”

prior to the Signature Date, which business included the operation of the Steyn Shafts and the Sale Assets;

2.2.7	“Business Liabilities” means all liabilities of whatsoever nature or kind, and wherever and howsoever arising, of the Seller other than the Rehabilitation Liabilities;

2.2.8	“Companies Act” means the Companies Act, 1973;

2.2.9	“Conditions Precedent” means the conditions precedent set out in clause 4.1;

2.2.10	“DMR” means the Department of Mineral Resources of the Government of the Republic of South Africa;

2.2.11	“Effective Date” means the 2nd (second) business day after the Measurement Date;

2.2.12	“Harmony” means Harmony Gold Mining Company Limited, registration number 1950/038232/06, a limited liability public company duly incorporated in the Republic of South Africa;

2.2.13	“Liquidators” means the provisional liquidators of the Seller being Allan David Pellow, Barend Peterson, Deon Marius Botha, Enver Mohammed Motala, Gavin Cecil Gainsford and Johan Engelbrecht;

2.2.14	“Measurement Date” means the 1st (first) business day immediately succeeding the day on which the last of the Conditions Precedent has been fulfilled or waived, as the case may be;

2.2.15	“MPRDA” means the Mineral and Petroleum Resources Development Act, 2002;

2.2.16	“North Sale Agreement” means a written agreement entered or to be entered into between the Purchaser and the Seller in terms of which the Purchaser acquires the gold mining, processing and related business owned by the Seller and known as “President Steyn North Division”;

2.2.17	“Parties” means the parties to this Agreement;

2.2.18	“Plant Sale Agreement” means a written agreement entered or to be entered into between Harmony and the Seller in terms of which Harmony acquires the gold processing plant owned by the Seller and known as the “PSGM Plant” and associated assets;

2.2.19	“Purchase Consideration” means the amount payable by the Purchaser to the Seller for the Sale Assets in terms of this Agreement, details of which are set out in clause 7;

2.2.20	“Purchaser” means Avgold Limited, registration number 1990/007025/06, a limited liability public company duly incorporated in the Republic of South Africa;

2.2.21	“Purchaser’s Attorneys” means Cliffe Dekker Hofmeyr Incorporated, registration number 2008/018923/21, a limited liability private company duly incorporated in the Republic of South Africa;

2.2.22	“Purchaser’s Group” means Harmony and its subsidiaries;

2.2.23	“Rehabilitation Liabilities” means the Seller’s obligations to rehabilitate all environmental disturbances, including health and pollution, and degradation existing within the Waste Rock Dump Area (including any object and/or thing beneath the Waste Rock Dump Area) as at the Effective Date, and shall include -

2.2.23.1	all restoration, anti-pollution measures, anti-flooding measures, making safe, rehabilitation, compliance with the terms of any rehabilitation plans and/or programs approved by the DMR; and

2.2.23.2	all compliance with all lawful directives of all regulatory authorities;

2.2.24	“Related Agreements” means the Plant Sale Agreement, the North Sale Agreement and the South Sale Agreement;

2.2.25	“Sale” means the sale by the Seller of the Sale Assets to the Purchaser in terms of this Agreement;

2.2.26	“Sale Assets” means —

2.2.26.1	the Waste Rock Dump;

2.2.26.2	the Surface Right Permits; and

2.2.26.3	the Servitudes;

2.2.27	“Seller” means Pamodzi Gold Free State (Proprietary) Limited (in provisional liquidation), registration number 1998/019764/07, a limited liability private company duly incorporated in the Republic of South Africa, duly represented herein by the Liquidators;

2.2.28	“Seller’s Designated Account” means the bank account nominated by the Seller, the details of which are set out below, or such other account as the Seller may designate in writing on 5 (five) business days notice to the Purchaser —

Name of Account:	Pamodzi Gold Free State (Proprietary) Limited (In Liquidation)
Bank:	Absa Bank Limited
Branch:	Auckland Park
Branch Code:	632005
Account Number:	407 451 2528
2.2.29	“Servitudes” means all servitudes granted to and used by the Seller in connection with the Sale Assets, or which relate in any way to the Sale Assets, and which are capable of being transferred by the Seller to the Purchaser;

2.2.30	“Signature Date” means the date of signature of this Agreement by the Party last signing;

2.2.31	“South Sale Agreement” means a written agreement entered or to be entered into between Harmony and the Seller in terms of which Harmony acquires the gold mining, processing and related business owned by the Seller and known as “President Steyn South Division”;

2.2.32	“Steyn Shafts” means the gold mines known as Steyn 1 Shaft, Steyn 2 Shaft, Steyn 3 Shaft (previously known as Loraine 3 Shaft), Steyn 7 Shaft (previously known as Freddies 7 Shaft) and Steyn 9 Shaft (previously known as Freddies 9 Shaft) and the ventilation shafts known as Steyn 1A Shaft, Steyn 4 Shaft (previously known as Loraine 4 Shaft) and Steyn 8 Shaft (previously known as Freddies 8 Shaft);

2.2.33	“Surface Right Permits” means the surface right permits used by the Seller in connection with the Sale Assets, including those listed in annexure “2”;

2.2.34	“Trigger Event” means the Seller being in breach of this Agreement or having failed to comply with any of its obligations under this Agreement which are required to have been complied with as at the Measurement Date;

2.2.35	“VAT” means value-added tax as levied from time to time in terms of the VAT Act;

2.2.36	“VAT Act” means the Value-Added Tax Act, 1991;

2.2.37	“Warranties” means the warranties expressly given by the Seller to the Purchaser in terms of this Agreement;

2.2.38	“Waste Rock Dump” means —

2.2.38.1	the waste rock dump known as “Freddies 9 Shaft Waste Rock Dump”, which is owned by the Seller and located on the Waste Rock Dump Area;

2.2.38.2	all gold and gold bearing rock situated on or within the waste rock dump known as “Freddies 9 Shaft Waste Rock Dump” as at the Applicable Date;

2.2.38.3	all gold and gold bearing rock and material up to 50 (fifty) metres under the Waste Rock Dump Area;

2.2.38.4	all gold and gold bearing material on the Waste Rock Dump Area, as at the Applicable Date; and

2.2.39	“Waste Rock Dump Area” means the area outlined in purple and labelled “WASTE ROCK DUMP” on the plan annexed hereto as annexure “1”.

2.3	Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 1 or elsewhere in this Agreement, shall be given effect to as if it were a substantive provision in the body of the Agreement.

2.4	Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement.

2.5	Subject to clauses 2.6, 2.8 and 2.16, defined terms appearing in this Agreement in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning.

2.6	The terms “holding company” and “subsidiary” shall bear the meanings assigned thereto in the Companies Act.

2.7	A reference to any statutory enactment shall be construed as a reference to that enactment as at the Signature Date and as amended or substituted from time to time.

2.8	Reference to “days” shall be construed as calendar days unless qualified by the word “business”, in which instance a “business day” will be any day other than a Saturday, Sunday or public holiday as gazetted by the government of the Republic of South Africa from time to time. Any reference to “business hours” shall be construed as being the hours between 08h30 and 17h00 on any business day. Any reference to time shall be based upon South African Standard Time.

2.9	Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day.

2.10	Where figures are referred to in numerals and in words, and there is any conflict between the two, the words shall prevail, unless the context indicates a contrary intention.

2.11	No provision herein shall be construed against or interpreted to the disadvantage of a Party by reason of such Party having or being deemed to have structured, drafted or introduced such provision.

2.12	The Parties, unless specifically otherwise provided, shall be deemed to be contracting as principals and not as agents.

2.13	The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

2.14	The words “include” and “including” mean “include without limitation” and “including without limitation”. The use of the words “include” and “including” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it.

2.15	Any reference in this Agreement to “this Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document, as amended, varied, novated or supplemented from time to time.

2.16	This Agreement incorporates the annexures which annexures shall have the same force and effect as if set out in the body of this Agreement. In this Agreement the words “clause” or “clauses” and “annexure” or “annexures” refer to clauses of and annexures to this Agreement.
3 INTRODUCTION
3.1	The Seller is the beneficial, and where applicable registered, owner of the Sale Assets.

3.2	The Purchaser wishes to purchase the Sale Assets and the Seller wishes to sell the Sale Assets to the Purchaser on the terms and conditions herein contained.

3.3	The Parties wish to record in writing their agreement in respect of the above and matters ancillary thereto.
4 CONDITIONS PRECEDENT
4.1	Save for clauses 1 to 4, clause 13 and clauses 15 to 27 (both inclusive) all of which will become effective immediately, this Agreement is subject to the fulfilment of the Conditions Precedent that –
4.1.1	by not later than 17h00 on 18 September 2009, Free State Consolidated Gold Mines (Operations) Limited has consented in writing to the transfer of the Surface Right Permits to the Purchaser and the Seller has provided the Purchaser with written proof of such consent in a form and substance acceptable to the Purchaser;

4.1.2	by not later than 17h00 on 18 September 2009, The Industrial Development Corporation of Southern Africa Limited has consented to the Sale and the Seller has provided the Purchaser with written proof of such consent in a form and substance acceptable to the Purchaser;

4.1.3	by not later than 17h00 on 18 September 2009, the North Gauteng High Court, Pretoria has approved the Sale; and

4.1.4	by not later than 17h00 on 8 September 2009, the Related Agreements have been entered into.

4.2	The Parties shall use their commercially reasonable endeavours and the Parties will co-operate in good faith to procure the fulfilment of the Conditions Precedent as soon as reasonably possible after the Signature Date.

4.3	The Conditions Precedent set out in —

4.3.1	clauses 4.1.1, 4.1.2, and 4.1.4 have been inserted for the benefit of the Purchaser which will be entitled to waive fulfilment of any of the said Conditions Precedent, in whole or in part, on written notice to the Seller prior to the expiry of the relevant time periods set out in those clauses; and

4.3.2	clause 4.1.3 is not capable of being waived.

4.4	The Purchaser shall be entitled to extend the date for fulfilment of all or any of the Conditions Precedent on written notice to the Seller, provided that no such extension in respect of any Condition Precedent shall be more than 60 (sixty) business days in the aggregate.

4.5	Unless all the Conditions Precedent have been fulfilled or waived, as the case may be, by not later than the date for fulfilment thereof set out above (or such later date/s as may be extended in terms of clause 4.4 or as may be agreed between the Parties in writing) the provisions of this Agreement, save for clauses 1 to 4, clause 13 and clauses 15 to 27 (both inclusive) which will remain of full force and effect, will never become of any force or effect and the status quo ante will be restored as near as may be possible and neither of the Parties will have any claim against the other in terms hereof or arising from the failure of the Conditions Precedent, save for any claims arising from a breach of clause 4.2.
5 TRIGGER EVENT
5.1	Notwithstanding the fulfilment or waiver of the Conditions Precedent, the Purchaser shall not be obliged to pay the Purchase Consideration or proceed with the Sale, and shall be entitled to terminate this Agreement on written notice to the Seller, in the event that a Trigger Event has occurred at any time on or before the Measurement Date.

5.2	In the event that the Purchaser terminates this Agreement in accordance with the provisions of clause 5.1, the status quo ante will be restored as near as may be possible and, without prejudice to the Parties’ rights in terms of clause 20, neither of the Parties will have any claim against the other arising from such termination.

6 SALE
6.1	The Seller hereby sells to the Purchaser which hereby purchases the Sale Assets.

6.2	Notwithstanding the Signature Date, the Sale will take place on the Effective Date and ownership of and risk in and benefit attaching to the Sale Assets will, against payment of the Purchase Consideration, pass to the Purchaser on the Effective Date.

6.3	Possession and effective control of the Sale Assets will be given to the Purchaser on the Effective Date.
7 PURCHASE CONSIDERATION
The Purchase Consideration is an amount of R20,000,000 (twenty million rand), less any amount paid by the Purchaser, or any member of the Purchaser’s Group, in consultation with and for and on behalf of the Seller and/or the Liquidators (other than in terms of the Administration Expenses Agreement) at any time prior to the Effective Date and which has not been repaid or deducted from the purchase consideration payable under the Plant Sale Agreement, the South Sale Agreement or the North Sale Agreement, plus VAT thereon.
8 PAYMENT OF THE PURCHASE CONSIDERATION
8.1	The Purchase Consideration will be paid by the Purchaser on the Effective Date against compliance by the Seller with the provisions of clause 10.

8.2	All payments to be made in terms of this Agreement will be made by electronic transfer of immediately available and freely transferable funds to the Seller’s Designated Account, free of any deductions or set-off whatsoever, in the currency of the Republic of South Africa.
9 USE OF THE PURCHASE CONSIDERATION
Unless otherwise agreed by the Purchaser in writing, the Purchase Consideration shall be utilised by the Seller exclusively to pay —
9.1	the costs and expenses in respect of “Care and Maintenance” (as defined in the Administration Expenses Agreement); and

9.2	all or part of the amounts payable to employees of the Seller whose employment has been terminated for operational reasons,

as specifically provided for in the Budget and otherwise on mutatis mutandis the same basis as set out in clauses 4.2 to 4.6 (both inclusive) of the Administration Expenses Agreement.
10 CLOSING
10.1	On the Effective Date representatives of the Parties shall meet at 10h00 at the offices of the Purchaser’s Attorneys or such other place as the Parties may agree, at which meeting the Seller will deliver to the Purchaser —

10.1.1	a tax invoice in respect of the Purchase Consideration;

10.1.2	all of the Sale Assets, by such mode of actual or constructive delivery as shall be appropriate in the circumstances; and

10.1.3	to the extent to which they exist, all books, records and other relevant documents pertaining solely to the Sale Assets, provided that —

10.1.3.1	insofar as the Seller is obliged in law to retain any such book, record or document, it shall deliver a photocopy thereof to the Purchaser; and

10.1.3.2	if the Seller requires, at any time after the Effective Date, to make copies of or inspect any such book, record or document relating to any period prior to the Effective Date, in terms of or in order to comply with any law or other legal obligation, it shall be entitled to do so during normal business hours upon reasonable notice to the Purchaser.

10.2	The Seller hereby undertakes to sign and execute, upon request by the Purchaser, all such documents as may be required to procure, at the cost of the Purchaser, the transfer and, to the extent possible, the registration of the transfer of the Surface Right Permits, Servitudes and any other Sale Assets into the name of the Purchaser.

10.3	The Parties may, by agreement in writing, dispense with a meeting on the Effective Date and may instead ensure delivery of the documents referred to in clause 10.1 and clause 10.2, and payment of the Purchase Consideration, in such other manner as they agree to be convenient.

10.4	Transfer of the Surface Right Permits and the Servitudes into the name of the Purchaser shall be given to the Purchaser promptly after the Purchaser has paid the costs of and incidental to the transfer of the Surface Right Permits and the Servitudes into the name of the Purchaser. Transfer shall be effected by the

Purchaser’s Attorneys. The Purchaser and the Seller shall, on request from the Purchaser’s Attorneys, sign all documents required to be signed by the Purchaser’s Attorneys in order that transfer of the Surface Right Permits and the Servitudes may be effected.

10.5	If the Seller fails to sign and execute any document referred to in this clause 10 within 5 (five) business days of any written request therefor by the Purchaser, the Seller hereby irrevocably appoints the Purchaser as its attorney and agent in rem suam to do all such things and sign and execute any documents on its behalf to procure the relevant transfer or registration.

10.6	The Seller shall, between the Signature Date and the Effective Date, deliver copies of all notices, reports, plans and correspondence created or received by it and/or the Liquidators and which materially affects the Sale Assets to the Purchaser.
11 BUSINESS LIABILITIES
The Seller hereby acknowledges and agrees that the Sale specifically excludes the Business Liabilities.
12 REHABILITATION LIABILITIES
The Seller hereby delegates the Rehabilitation Liabilities to the Purchaser, and the Purchaser hereby assumes the Rehabilitation Liabilities, with effect from the Effective Date.
13 PROCESSING OF THE WASTE ROCK DUMP
13.1	The Seller shall procure that the Waste Rock Dump has not and is not processed in whole or in part at any time between the Applicable Date and the Effective Date.

13.2	The Seller shall procure that none of the Sale Assets (or any part thereof) are removed from the Waste Rock Dump Area for any reason whatsoever.

13.3	The Seller shall procure that the Purchaser and its employees, agents, representatives and advisers have full and unrestricted access to the Sale Assets at all times after the Signature Date.

13.4	The Seller shall, between the Signature Date and the Effective Date, keep the Purchaser appraised of all and any material decisions which the Seller intends to make in respect of the Sale Assets.

13.5	The Seller acknowledges that the Purchaser intends commencing the processing of all gold and gold bearing rock situated within or under the Waste Rock Dump, and all gold and gold bearing material on or under the Waste Rock Dump Area as soon as possible after the Effective Date.

13.6	The Seller hereby undertakes, whether or not any of the Related Agreements are entered into or become unconditional in accordance with their terms, to –

13.6.1	procure that the Purchaser and its employees, agents, representatives and advisers have full and unrestricted access to the Sale Assets in perpetuity; and

13.6.2	procure that the Purchaser and its employees, agents, representatives and advisers are supplied, at the Purchaser’s cost (being the cost thereof to the Seller), with all water and electricity,

so as to enable the excavation, loading and removal of gold and gold bearing rock, and all gold and gold bearing material on or under the Waste Rock Dump Area, from the Waste Rock Dump Area, by or on behalf of the Purchaser, for processing.

13.7	If the Purchaser is prevented for any reason whatsoever from commencing the processing as contemplated in clause 13.5, the Seller shall be obliged, on receipt of a written request from the Purchaser, to abandon in writing that portion of its applicable mining right covering the Waste Rock Dump Area so that it is possible for a new mining right to be granted to the Purchaser in terms of section 23 of the MPRDA in respect of the Waste Rock Dump Area, in a form and substance acceptable to the Purchaser.

13.8	If the Seller fails to comply with any of the provisions of this clause 13, the Seller hereby irrevocably and unconditionally appoints the Purchaser as its attorney and agent in rem suam to do all such things and sign and execute any documents on its behalf so as to ensure compliance by the Seller with any such provisions.
14 WARRANTIES BY THE SELLER
14.1	The Seller hereby warrants to and in favour of the Purchaser that –

14.1.1	the Seller is the sole and beneficial owner of the Sale Assets (other than the Surface Right Permits) and the Liquidators have the right and are able to sell and give free and unencumbered title to the Sale Assets to the Purchaser;

14.1.2	the Seller is the beneficial holder of the Surface Right Permits, same being registered in the name of Free State Consolidated Gold Mines (Operations) Limited, and the Seller and the Liquidators will use their best endeavours to give free and unencumbered title to the Surface Right Permits to the Purchaser; and

14.1.3	subject to the fulfilment of the Conditions Precedent, no person has any right (whether pursuant to any option, right of first refusal or otherwise) to purchase or acquire (whether as security or otherwise) any of the Sale Assets other than the right to purchase trading stock in the normal course of business for value.

14.2	Each Warranty will -

14.2.1	be a separate Warranty and will in no way be limited or restricted by reference to or inference from the terms of any other Warranty or by any other words in this Agreement;

14.2.2	unless the context indicates a contrary intention, be given as at the Signature Date and the Effective Date; and

14.2.3	continue and remain in force notwithstanding the completion of the Sale.

14.3	It is recorded that the Purchaser has entered into this Agreement on the strength of the Warranties and on the basis that the Warranties will be correct on the Signature Date and the Effective Date.

14.4	Save for the Warranties and representations expressly given or made in this Agreement, no warranties or representations are given or made, in respect of the Sale Assets, or any other matter whatsoever, whether express, tacit or implied, and the Sale Assets are being sold on a voetstoots basis.
15 GENERAL WARRANTIES
15.1	Each of the Parties hereby warrants to and in favour of the other that -

15.1.1	it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement;

15.1.2	this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms;

15.1.3	the execution of this Agreement and the performance of its obligations hereunder does not and shall not —

15.1.3.1	contravene any law or regulation to which that Party is subject;

15.1.3.2	contravene any provision of that Party’s constitutional documents; or

15.1.3.3	conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it.

15.2	Each of the representations and warranties given by the Parties in terms of clause 15.1, shall —

15.2.1	be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement;

15.2.2	continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement; and

15.2.3	prime facie be deemed to be material and to be a material representation inducing the other Party to enter into this Agreement.

16	EMBARGO

The Seller undertakes that during the period from the Signature Date to the Effective Date or until the failure of this Agreement to become unconditional in terms of clause 4 or to it being finally terminated for any reason (i.e. the termination is not, or is no longer, the subject of any dispute resolution process) it will not enter into any negotiation with, or seek to solicit any interest from, any third party in relation to the sale of the Sale Assets or any part thereof, whether directly or indirectly.

17	CONFIDENTIALITY

17.1	The Parties undertake that during the operation of, and after the expiration, termination or cancellation of, this Agreement for any reason, they will keep confidential —

17.1.1	any information which a Party (“Disclosing Party”) communicates to the other Party (“Recipient”) and which is stated to be or by its nature is intended to be confidential;

17.1.2	all other information of the same confidential nature concerning the Business or the business of a Disclosing Party which comes to the knowledge of the

Recipient whilst it is engaged in negotiating the terms of this Agreement or after its conclusion, including —

17.1.2.1	details of the Disclosing Party’s financial structures and operating results; and

17.1.2.2	details of the Disclosing Party’s strategic objectives and planning.

17.2	If a Recipient is uncertain about whether any information is to be treated as confidential in terms of this clause 17, it shall be obliged to treat it as such until written clearance is obtained from the Disclosing Party.

17.3	Each Party undertakes, subject to clause 17.4, not to disclose any information which is to be kept confidential in terms of this clause 17, nor to use such information for its own or anyone else’s benefit.

17.4	Notwithstanding the provisions of clause 17.3, a Recipient shall be entitled to disclose any information to be kept confidential if and to the extent only that the disclosure is bona fide and necessary for the purposes of carrying out its duties in terms of this Agreement.

17.5	The obligation of confidentiality placed on the Parties in terms of this clause 17 shall cease to apply to a Recipient in respect of any information which —

17.5.1	is or becomes generally available to the public other than by the negligence or default of the Recipient or by the breach of this Agreement by the Recipient;

17.5.2	the Disclosing Party confirms in writing is disclosed on a non-confidential basis;

17.5.3	has lawfully become known by or come into the possession of the Recipient on a non-confidential basis from a source other than the Disclosing Party having the legal right to disclose same, provided that such knowledge or possession is evidenced by the written records of the Recipient existing at the Signature Date; or

17.5.4	is disclosed pursuant to a requirement or request by operation of law, regulation or court order, to the extent of compliance with such requirement or request only and not for any other purpose,

provided that —

17.5.5	the onus shall at all times rest on the Recipient to establish that information falls within the exclusions set out in clauses 17.5.1 to 17.5.4;

17.5.6	information will not be deemed to be within the foregoing exclusions merely because such information is embraced by more general information in the public domain or in the Recipient’s possession; and

17.5.7	any combination of features will not be deemed to be within the foregoing exclusions merely because individual features are in the public domain or in the Recipient’s possession, but only if the combination itself and its principle of operation are in the public domain or in the Recipient’s possession.

17.6	In the event that the Recipient is required to disclose confidential information of the Disclosing Party as contemplated in clause 17.5.4, the Recipient will —

17.6.1	advise the Disclosing Party thereof in writing prior to disclosure, if possible;

17.6.2	take such steps to limit the disclosure to the minimum extent required to satisfy such requirement and to the extent that it lawfully and reasonably can;

17.6.3	afford the Disclosing Party a reasonable opportunity, if possible, to intervene in the proceedings;

17.6.4	comply with the Disclosing Party’s reasonable requests as to the manner and terms of any such disclosure; and

17.6.5	notify the Disclosing Party of the recipient of, and the form and extent of, any such disclosure or announcement immediately after it is made.

18	PUBLICITY

18.1	Subject to clause 18.3, each Party undertakes to keep confidential and not to disclose to any third party, save as may be required in law (including, where applicable, by the rules of any securities exchange on which the shares of either of the Parties, or the shares of a holding company of either of the Parties, may be listed) or permitted in terms of this Agreement, the nature, content or existence of this Agreement.

18.2	No announcements of any nature whatsoever will be made by or on behalf of a Party relating to this Agreement without the prior written consent of the other Party, save for any announcement or other statement required to be made in terms of the provisions of any law (or, where applicable, by the rules of any securities exchange on which the shares of either of the Parties, or the shares of a holding company of either of the Parties, may be listed), in which event the Party obliged to make such statement will first consult with the other Party in order to enable them in good faith to attempt to agree the content of such announcement, which (unless agreed) must go no further than is required in terms of such law or rules. This will not apply to a Party wishing to respond to the other Party which has made an announcement of some nature in breach of this clause.

18.3	This clause 18 shall not apply to any disclosure made by a Party to its professional advisors or consultants, provided that they have agreed to the same confidentiality undertakings, or to any judicial or arbitral tribunal or officer, in connection with any matter relating to this Agreement or arising out of it.

19	SUPPORT

The Parties undertake at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and/or import of this Agreement.

20	BREACH

20.1	If a Party (“Defaulting Party”) commits any breach of this Agreement and fails to remedy such breach within 5 (five) business days (“Notice Period”) of written notice requiring the breach to be remedied, then the Party giving the notice (“Aggrieved Party”) will be entitled, at its option to —

20.1.1	claim immediate specific performance of all or any of the Defaulting Party’s obligations under this Agreement, with or without claiming damages, whether or not such obligation has fallen due for performance; or

20.1.2	cancel this Agreement, with or without claiming damages, in which case written notice of the cancellation shall be given to the Defaulting Party, and the cancellation shall take effect on the giving of the notice.

20.2	It is agreed that a breach of any of the Related Agreements by any of the parties to those agreements, and a failure to remedy any such breach in the time period provided therefor, shall ipso facto constitute a breach of this Agreement entitling either Party to exercise the rights set out in this clause 20, provided that the Party exercising such rights is not the party which is in breach of the relevant Related Agreement.

20.3	The Aggrieved Party’s remedies in terms of this clause 20 are without prejudice to any other remedies to which the Aggrieved Party may be entitled in law.

21	DISPUTE RESOLUTION

21.1	In the event of there being any dispute or difference between the Parties arising out of this Agreement, the said dispute or difference shall on written demand by either Party be submitted to arbitration in Johannesburg in accordance with the AFSA rules, which arbitration shall be administered by AFSA.

21.2	Should AFSA, as an institution, not be operating at that time or not be accepting requests for arbitration for any reason, then the arbitration shall be conducted in accordance with the AFSA rules for commercial arbitration (as last applied by AFSA) before an arbitrator appointed by agreement between the Parties or failing agreement within 10 (ten) business days of the demand for arbitration, then either Party shall be entitled to forthwith call upon the chairperson of the Johannesburg Bar Council to nominate the arbitrator, provided that the person so nominated shall be an advocate of not less than 10 (ten) years standing as such. The person so nominated shall be the duly appointed arbitrator in respect of the dispute. In the event of the attorneys of the Parties failing to agree on any matter relating to the administration of the arbitration, such matter shall be referred to and decided by the arbitrator whose decision shall be final and binding on the Parties.

21.3	Any Party may appeal the decision of the arbitrator or arbitrators in terms of the AFSA rules for commercial arbitration.

21.4	Nothing herein contained shall be deemed to prevent or prohibit either Party from applying to the appropriate court for urgent relief or for judgment in relation to a liquidated claim.

21.5	Any arbitration in terms of this clause 21 (including any appeal proceedings) shall be conducted in camera and the Parties shall treat as confidential details of the dispute submitted to arbitration, the conduct of the arbitration proceedings and the outcome of the arbitration.

21.6	This clause 21 will continue to be binding on the Parties notwithstanding any termination or cancellation of the Agreement.

21.7	The Parties agree that the written demand by either Party to the dispute in terms of clause 21.1 that the dispute or difference be submitted to arbitration, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act, 1969.

22	NOTICES AND DOMICILIA

22.1	The Parties select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required under this Agreement, the said physical addresses as well as the following telefax numbers -

Name	Physical Address	Telefax
Seller	c/o Knowles Husain	+27 11 669 6299
Lindsay Attorneys
4th Floor, The Forum
2 Maude Street
Sandown, Sandton
Marked for the attention of: Ian Lindsay

Name	Physical Address	Telefax
Purchaser	Block 27	+27 11 684 0188
Randfontein Office Park
Corner Main Reef Road &
Ward Avenue
Randfontein
Republic of South Africa
Marked for the attention of: The Company Secretary

provided that a Party may change its domicilium or its address for the purposes of notices to any other physical address or telefax number in the Republic of South Africa by written notice to the other Party to that effect. Such change of address will be effective 5 (five) business days after receipt of the notice of the change.

22.2	All notices to be given in terms of this Agreement will be given in writing, in English, and will -

22.2.1	be delivered by hand or sent by telefax;

22.2.2	if delivered by hand during business hours, be presumed to have been received on the date of delivery. Any notice delivered after business hours or on a day which is not a business day will be presumed to have been received on the following business day; and

22.2.3	if sent by telefax during business hours, be presumed to have been received on the date of successful transmission of the telefax. Any telefax sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day.

22.3	Notwithstanding the above, any notice given in writing in English, and actually received by the Party to whom the notice is addressed, will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with this clause.

22.4	The Parties record that whilst they may correspond via email during the currency of this Agreement for operational reasons, no formal notice required in terms of this Agreement, nor any amendment of or variation to this Agreement may be given or concluded via email.

23	BENEFIT OF THE AGREEMENT

This Agreement will also be for the benefit of and be binding upon the successors in title and permitted assigns of the Parties or either of them.

24	APPLICABLE LAW AND JURISDICTION

24.1	This Agreement will in all respects be governed by and construed under the laws of the Republic of South Africa.

24.2	For the purpose of clause 21.4 or for the purpose of making the arbitration award an order of court, the Parties hereby consent and submit to the non-exclusive jurisdiction of the North Gauteng High Court, Pretoria in any dispute arising from or in connection with this Agreement. The Parties agree that any costs awarded will be recoverable on an attorney-and-own-client scale unless the Court specifically determines that such scale shall not apply, in which event, subject to any specific determination by the Court, the costs will be recoverable in accordance with the High Court tariff, determined on an attorney-and-client scale.

25	GENERAL

25.1	This Agreement constitutes the whole of the agreement between the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement shall be binding on either of the Parties.

25.2	No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.

25.3	No waiver of any of the terms and conditions of this Agreement will be binding or effectual for any purpose unless in writing and signed by the Party giving the same. Any such waiver will be effective only in the specific instance and for the purpose given. Failure or delay on the part of either Party in exercising any right, power or privilege hereunder will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

25.4	All provisions and the various clauses of this Agreement are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other. Any provision or clause of this Agreement which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, in such jurisdiction only and only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions and clauses of this Agreement shall remain of full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such unenforceable provision if they were aware of such unenforceability at the time of execution hereof.

25.5	Neither this Agreement nor any part, share or interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by either Party without the prior written consent of the other Party, save as otherwise provided herein.

25.6	This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.

26	COSTS

Each Party will bear and pay its own legal costs and expenses of and incidental to the negotiation, drafting, preparation and implementation of this Agreement.

27	SIGNATURE

Signed on behalf of the Parties, each signatory hereto warranting that he/she has due authority to do so.
SIGNED at SANDTON on 8 SEPTEMBER 2009

For and on behalf of
PAMODZI GOLD FREE STATE
(PROPRIETARY) LIMITED (IN
PROVISIONAL LIQUIDATION)

(UNDER POWER OF ATTORNEY)
Name of Signatory

JOINT PROVISIONAL LIQUIDATORS

Designation of Signatory
SIGNED at SANDTON on 8 SEPTEMBER 2009

For and on behalf of
AVGOLD LIMITED

/s/ R.A.L. Atkinson

Signature

R.A.L. Atkinson

Name of Signatory

Executive

Designation of Signatory

WESTRUST (PTY) LTD	P O BOX 10527
1ST FLOOR	JOHANNESBURG
41 CENTRAL STREET	2000
HOUGHTON	TEL: (011) 728 3222
2198
POWER OF ATTORNEY TO ADMINISTER ESTATES
I, the undersigned,
ALLAN DAVID PELLOW
do hereby nominate constitute and appoint
GAVIN CECIL GAINSFORD
In the following Estates :
Pamodzi Gold Free State (Pty) Limited (In Liquidation)
Master’s Reference No. T2258/09
Pamodzi Gold East Rand (Pty) Limited (In Liquidation)
Master’s Reference No. T2257/09
Irrevocably and in rem suam, jointly and severally with Power of Substitution, to be my lawful Attorney and Agent in my name, place and stead to appear before the Master of the High Court, or before any Magistrate, at his or their offices, likewise before any Commissioner, and to appear at all Meetings of Creditors to be held in Insolvent Estates and Companies in Liquidation and then and there, on my behalf to file and prove claims against the said Estate, to vote for me in the election of a Trustee or Liquidator, to accept appointments on my behalf, to administer the Estates and prepare and sign liquidation accounts, reports and any other documents and further to represent me in all matters or things relating to the administration of said Estates, including the right to vote on an Offer of Compromise and generally for effecting the purpose aforementioned to do or cause to be done whatsoever will be requisite, as fully and effectually, to all intents and purposes as I might or could do if personally present and acting herein; hereby ratifying, allowing and confirming and promising and agreeing to ratify, allow and confirm all and whatsoever my said Attorney or Agent shall lawfully do or cause to be done in the premises by virtue of these premises.
GIVEN UNDER MY HAND AT JOHANNESBURG THIS 19 DAY OF AUGUST 2009 in the presence of the undersigned witnesses.
WITNESSES:

1.
2.

ANNEXURE “1”
WASTE ROCK DUMP AREA

DOLLY 404
PALEIS HEUWEL 323

HARMONY GOLD MINING COMPANY LTD

PRESIDENT STEYN GOLD MINE NORTH

ROCK-DUMP AREA

SCALE 1:7 500

L E G E N D

SR199	SURFACE RIGHT PERMIT NUMBERS: SR199 AND Ø 110/84
(box)	WASTE ROCK DUMP

ANNEXURE “2”
SURFACE RIGHT PERMITS

New SRP
Description	SRP NO	R M T NO	No	Registered Holder
1. Shaft equipment with fencing	0 10/57	SR 199	4797/2005	Free State Consolidated Gold Mines (Operations) Limited

2. Reduction works with fencing

3. Waste rock dump with fencing

4. Mine offices with fencing

5. Shaft equipment with fencing

6. Compressor house with fencing – Martina’s Gift 299, Dolly 404, Kalkkuil 153 and Paleis Heuvel 323, district Odendaalsrus

Extension to waste rock dump with fencing on Paleis Heuvel 323	87/84	0 110/84	4810/2005	Free State Consolidated Gold Mines (Operations) Limited